Exhibit 99.1

News

February 25, 2008	Analyst Contact:	Christy Williamson
918-588-7163
	Media Contact:	Tom Droege
918-588-7561

ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

TULSA, Okla. – Feb. 25, 2008 – ONEOK Partners, L.P. (NYSE: OKS) today reported that its fourth-quarter 2007 net income increased 51 percent to $121.5 million, or $1.27 per unit, compared with net income of $80.3 million, or 82 cents per unit, for the fourth quarter 2006.

For the full year 2007, ONEOK Partners reported net income of $407.7 million, or $4.21 per unit, compared with $445.2 million, or $5.01 per unit, for the full year 2006. Full-year 2006 results included a $113.9 million, or $1.51 per unit, gain from the sale of a 20 percent interest in Northern Border Pipeline Company. Excluding this one-time gain, the partnership’s 2007 net income increased $76.4 million, or 23 percent, primarily due to natural gas liquids (NGL) supply growth and higher NGL product price spreads in its natural gas liquids businesses.

“We had an outstanding year in 2007, continuing to grow our natural gas liquids businesses as we connected new NGL supplies in the Mid-Continent region,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners. “Our natural gas gathering and processing segment turned in solid results for the year, delivering higher earnings despite lower processed volumes due to contract terminations in late 2006.

“In the fourth quarter, our natural gas gathering and processing segment benefited from higher realized commodity prices, while our natural gas liquids pipeline segment benefited from owning the North System, a 1,600-plus-mile interstate NGL and refined petroleum products pipeline system that we acquired in the fall of 2007.

“In 2008, we will continue to see the benefits of our $1.6 billion investment in internal growth projects, as Overland Pass Pipeline and related infrastructure upgrades and expansions begin operation, allowing us to generate additional earnings and cash flow growth for our unitholders,” Gibson added.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $186.5 million in the fourth quarter 2007, compared with $142.0 million in the

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

fourth quarter 2006. For the full year 2007, EBITDA was $657.1 million, compared with $728.6 million for the full year 2006. EBITDA for 2006 includes the $113.9 million gain on the sale of a 20 percent interest in Northern Border Pipeline.

Distributable cash flow (DCF) in the fourth quarter 2007 was $120.0 million, or $1.25 per unit, compared with $89.0 million, or 92 cents per unit, in the fourth quarter 2006. DCF for the full year 2007 rose 26 percent to $466.0 million, or $4.92 per unit, compared with $368.4 million, or $4.48 per unit, for the full year 2006.

Operating income for the fourth quarter 2007 was $129.7 million, compared with $90.6 million for the fourth quarter 2006. The natural gas gathering and processing segment benefited from higher realized commodity prices and a one-time contract settlement in the fourth quarter 2007. Additionally, the recently acquired North System improved the performance of the natural gas liquids pipelines segment.

Excluding the gains on the sale of assets, operating income for the full year 2007 increased to $444.8 million, compared with $395.7 million in 2006. For the year, the natural gas liquids businesses benefited from new supply connections in the Mid-Continent region, which increased NGL volumes gathered, transported, fractionated and sold; higher NGL product price spreads; and the recently acquired North System. These increases were partially offset by reduced margins in the natural gas gathering and processing segment, which experienced lower volumes processed due to contract terminations in late 2006. Also, the natural gas pipelines segment had reduced transportation margins as a result of lower throughput and higher fuel costs.

In the fourth quarter 2007, the partnership’s operating costs were $100.0 million, compared with $98.6 million in the same period last year. For the year, operating costs increased to $337.4 million, compared with $325.8 million in 2006. The increase for the year is primarily due to higher employee-related costs and incremental operating expenses associated with the recently acquired North System.

Full-year 2007 depreciation and amortization expense decreased to $113.7 million, compared with $122.0 million in 2006. A goodwill and asset impairment charge of $12.0 million related to the Black Mesa Pipeline was recorded in the second quarter of 2006.

Results for 2006 are reported as if the April 2006 transaction in which ONEOK Partners purchased assets from ONEOK had occurred on Jan. 1, 2006. Additionally, all prior periods presented have been revised to reflect the partnership’s new segment reporting structure that took effect in the third quarter 2007.

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

2007 SUMMARY INCLUDES:

•	Excluding the one-time gains on the sale of assets, 2007 operating income increased 12 percent to $444.8 million, compared with $395.7 million for the same period last year;
•

Increasing the quarterly distribution to $1.025 per unit for the fourth quarter 2007, marking the eighth consecutive quarter to raise the distribution and resulting in a 28 percent increase since the beginning of 2006;

•	Completing the $300 million acquisition of the North System, an interstate natural gas liquids and refined petroleum products pipeline system and related assets in October 2007;
•	Increasing to $1.6 billion the amount of internal growth projects under way by announcing another $500 million of expansions, including the Piceance Lateral and Arbuckle Pipeline;
•	Completing the first phase of an expansion project that will ultimately double the pipeline capacity of Fort Union Gas Gathering;
•	Placing the Midwestern Gas Transmission eastern extension into service in January 2008;
•	Receiving authorization by the Federal Energy Regulatory Commission (FERC) to construct the 119-mile Guardian Pipeline expansion and extension project;
•	Beginning construction of the Overland Pass Pipeline, which is expected to begin operating during the second quarter of 2008, along with the related NGL infrastructure upgrades;
•	Increasing capital expenditures to $709.9 million, compared with $201.7 million for the full year 2006, as a result of internally generated growth activities;
•	Completing a public debt offering of $600 million of 30-year senior notes at 6.85 percent;
•

Transferring operating responsibility of Northern Border Pipeline to an affiliate of TransCanada and completing the transition of ONEOK Partners’ functions previously located in Omaha, Neb., to the Tulsa, Okla., headquarters;

•	Restructuring the partnership’s reporting segments and electing Pierce H. Norton II executive vice president – natural gas and Terry K. Spencer executive vice president – natural gas liquids; and
•

Electing President and Chief Executive Officer John W. Gibson as chairman, and electing Senior Vice President and Chief Financial Officer Curtis L. Dinan to the board of directors of the general partner of the partnership, following the resignation of David Kyle as chairman and director, who retired as a full-time ONEOK employee on Jan. 1, 2008.

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

2007 BUSINESS UNIT RESULTS

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported strong fourth-quarter 2007 results, including EBITDA of $85.1 million, compared with $49.0 million in the fourth quarter 2006. Operating income increased to $66.5 million in the fourth quarter 2007, compared with $31.2 million in the fourth quarter 2006.

The increase in fourth-quarter 2007 operating income is primarily due to $19.8 million from higher realized commodity prices and $8.6 million from a one-time contract settlement that occurred during the fourth quarter of 2007. Operating costs for the fourth quarter 2007 were reduced by $11.1 million, compared with the same period last year, primarily due to one-time expenses incurred in 2006.

For the full year 2007, the natural gas gathering and processing segment contributed EBITDA of $259.2 million, compared with $249.1 million in 2006. Operating income for the full year 2007 increased to $187.8 million, compared with $180.6 million for the full year 2006.

2007 operating income benefited from $13.0 million in higher fee margins from improved contractual terms and increased volumes in the gathering business; $8.6 million from a one-time favorable contract settlement that occurred in the fourth quarter of 2007; and $5.5 million from higher realized commodity prices. These increases were offset by $25.8 million in lower volumes processed as a result of contract terminations at the Bushton plant in late 2006; and $5.6 million from lower volumes due to winter storms and summer flooding in the Mid-Continent region and reduced processing capacity due to a temporary shutdown at the Grasslands plant to install additional processing and fractionation capacity.

2007 operating costs for the segment decreased $12.1 million. The decrease in operating costs is primarily due to one-time expenses incurred in 2006 and reduced operating expenses associated with the temporarily idled Bushton plant, partially offset by higher employee-related costs.

Equity earnings from investments increased to $6.9 million in the fourth quarter 2007, compared with $6.2 million in the same period last year. Full-year 2007 equity earnings from investments were $26.4 million, compared with $22.6 million in 2006. The increase is due to improved results in the partnership’s investment in Venice Energy Services Company, which operated on a limited basis in 2006 due to hurricane damage.

The following table contains margin information for the periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Percent of proceeds
Wellhead purchases (MMBtu/d)	73,706	115,416	83,993	121,199
NGL sales (Bbl/d)	6,244	7,449	5,959	7,364
Residue sales (MMBtu/d)	39,373	28,415	34,010	28,855
Condensate sales (Bbl/d)	810	1,078	719	1,103
Percentage of total net margin	58%	51%	56%	55%
Fee-based
Wellhead volumes (MMBtu/d)	1,176,929	1,181,626	1,170,502	1,168,478
Average rate ($/MMBtu)	$0.24	$0.30	$0.25	$0.25
Percentage of total net margin	23%	35%	30%	29%
Keep whole
NGL shrink (MMBtu/d)	23,563	37,007	23,636	37,029
Plant fuel (MMBtu/d)	2,822	5,032	2,846	4,959
Condensate shrink (MMBtu/d)	2,820	3,415	2,490	3,328
Condensate sales (Bbl/d)	571	701	504	683
Percentage of total net margin	19%	14%	14%	16%

The natural gas gathering and processing segment is exposed to commodity price risk, primarily NGLs, as a result of receiving commodities in exchange for its services. The following table sets forth the gathering and processing segment’s hedging information for 2008.

	Year Ending December 31, 2008
	Volumes Hedged	Average Price Per Unit		Volumes Hedged
Natural gas liquids (Bbl/d) (a)	8,085	$1.28 ($/gallon	)	70%
Condensate (Bbl/d) (a)	818	$2.15 ($/gallon	)	74%

Total liquid sales (Bbl/d)	8,903	$1.36 ($/gallon	)	71%

(a)	Hedged with fixed-price swaps.

The partnership currently estimates that a 1 cent per gallon increase in the composite price of natural gas liquids would increase annual net margin by approximately $1.7 million. A $1.00 per barrel increase in the price of crude oil would increase annual net margin by approximately $0.5 million. Also, a 10 cent per MMBtu increase in the price of natural gas would increase annual net margin by approximately $0.3 million. All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

Natural Gas Pipelines Segment

For the fourth quarter 2007, the natural gas pipelines segment contributed EBITDA of $52.1 million, compared with $53.9 million in the fourth quarter 2006.

Fourth-quarter 2007 operating income for the segment was $26.7 million, compared with $28.9 million for the same period in 2006. Margins for the quarter were unchanged, but operating costs increased $2.0 million in the fourth quarter 2007 primarily due to higher employee-related costs.

The natural gas pipelines segment contributed full-year 2007 EBITDA of $207.2 million, compared with $343.4 million in 2006. Operating income for the full year decreased to $112.2 million from $237.3 million in 2006. The 2006 results include a $113.9 million one-time gain on the sale of the 20 percent partnership interest in Northern Border Pipeline.

Full-year 2007 operating income was also affected by $7.1 million in reduced transportation margins as a result of lower throughput and higher fuel costs; $2.8 million in lower reimbursements associated with intrastate pipeline construction activity in Oklahoma; and $5.1 million of higher operating expenses primarily due to increased employee-related costs. These decreases were partially offset by $5.4 million of higher storage margins resulting from new and renegotiated contracts.

Equity earnings from investments increased to $17.2 million in the fourth quarter 2007, compared with $16.8 million in the same period last year. Full-year 2007 equity earnings from investments were $62.5 million, compared with $72.8 million in 2006, primarily as a result of a lower ownership interest in Northern Border Pipeline. In April 2006, the partnership completed the sale of a 20 percent interest in Northern Border Pipeline to TC PipeLines, reducing ONEOK Partners’ ownership in the pipeline to 50 percent.

Natural Gas Liquids Gathering and Fractionation Segment

In the fourth quarter 2007, the natural gas liquids gathering and fractionation segment reported EBITDA of $29.0 million, compared with $28.9 million in the same period last year. Operating income in the fourth quarter 2007 was $23.6 million, compared with $24.1 million in 2006.

Fourth-quarter 2007 operating income benefited from $5.7 million in higher margins as a result of increased volumes gathered and fractionated. Operating costs in the fourth quarter 2007 increased $5.2 million primarily due to higher regulatory compliance costs at its storage facilities, higher employee-related costs and general taxes, and the acquisition of the Mont Belvieu storage assets during the fourth quarter 2006.

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

The natural gas liquids gathering and fractionation segment contributed EBITDA of $134.4 million for the full year 2007, compared with $109.8 million in 2006. Operating income increased to $112.0 million in 2007, compared with $88.8 million for the full year 2006.

The segment’s full-year 2007 operating income increased $17.8 million primarily as a result of higher margins from increased volumes due to new supply connections in the Mid-Continent region and higher volumes at the partnership’s Mont Belvieu fractionator; $13.5 million in higher optimization margins due to both increased product and isomerization price spreads; and $7.6 million in higher storage margins due to new contracts and the acquisition of the Mont Belvieu storage assets in the fourth quarter of 2006. These results were partially offset by increased operating costs of $13.2 million resulting from higher regulatory compliance costs at its storage facilities, higher employee-related costs and general taxes, and the acquisition of the Mont Belvieu storage assets during the fourth quarter 2006.

Natural Gas Liquids Pipelines Segment

The natural gas liquids pipelines segment reported EBITDA of $18.0 million in the fourth quarter 2007, compared with $11.4 million in the same period last year. Operating income was $13.1 million, compared with $8.2 million for the fourth quarter 2006.

Fourth-quarter 2007 operating income benefited primarily from incremental margin due to a full quarter of operations of the North System, a natural gas liquids and refined petroleum products pipeline system acquired in October 2007. Volumes also increased due to new NGL supply connections and higher volumes transported between the Mid-Continent and the Texas Gulf Coast. Operating costs for the segment increased $7.4 million in the fourth quarter 2007, primarily due to incremental expenses associated with operating the North System and higher employee-related costs.

The natural gas liquids pipelines segment contributed EBITDA of $53.4 million for the full year 2007, compared with $41.7 million in 2006. Operating income was $39.5 million, compared with $29.1 million in 2006.

The increase in full-year 2007 operating income was primarily due to incremental margin from the operations of the North System and higher throughput resulting from new NGL supply connections and increased volumes from existing connections. Operating costs increased $9.7 million for 2007, compared with 2006, due to incremental operating expenses associated with the North System, as well as higher employee-related costs.

GROWTH ACTIVITIES

In 2008, the partnership will continue developing approximately $1.6 billion of internally generated growth projects that are currently expected to be completed in 2008 and 2009.

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

The natural gas liquids projects, which account for more than $1.1 billion of the total, include a joint venture to build Overland Pass Pipeline, a $535 million, 760-mile natural gas liquids pipeline extending from Opal, Wyo., to Conway, Kan. Construction on the pipeline began in the fall of 2007, and it is currently expected to begin operating during the second quarter of 2008.

Other natural gas liquids projects include a $120 million, 150-mile lateral pipeline connecting the Piceance Basin with Overland Pass Pipeline; the $216 million expansion of existing NGL fractionation capabilities and the capacity of NGL distribution pipelines in the Mid-Continent region; and the $260 million, 440-mile Arbuckle Pipeline extending from southern Oklahoma through the Barnett Shale of North Texas and on to the partnership’s fractionation and storage facilities at Mont Belvieu on the Texas Gulf Coast, which is currently expected to go into service in early 2009.

Earlier this month, the partnership announced a $25 million, 78-mile NGL pipeline extension in the Woodford Shale play in southeast Oklahoma, currently scheduled for completion in the second quarter of 2008, that will connect two natural gas processing plants that are expected to produce approximately 25,000 barrels per day of natural gas liquids.

Natural gas projects include the $260 million, 119-mile Guardian expansion and extension project. In December 2007, ONEOK Partners accepted the certificate of public convenience and necessity issued by the FERC, authorizing the construction of the project, which is currently targeted to be in service in the fourth quarter of 2008. In January 2008, the Midwestern Gas Transmission eastern extension was placed into service.

Additionally, the expansion of our Grasslands natural gas processing facility in the highly active Williston Basin will increase the plant’s processing capacity by nearly 60 percent and its fractionation capacity by 50 percent. The expansion project is expected to become operational in phases, with the final phase currently expected to come on line in the third quarter of 2008.

CONFERENCE CALL AND WEBCAST

The management of ONEOK Partners and ONEOK will conduct a joint conference call on Tuesday, Feb. 26, 2008, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call will also be carried live on ONEOK Partners’ and ONEOK’s Web sites.

To participate in the telephone conference call, dial 866-244-4616, pass code 1186879, or log on to the webcast at www.oneokpartners.com or www.oneok.com.

For those unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, and ONEOK’s Web site, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1186879.

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in the Partnership Agreement. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. Reconciliations of EBITDA to net income and computations of DCF are included in the financial tables attached to this release.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information about ONEOK Partners, L.P., visit: www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired by us;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

•	the timing and extent of changes in energy commodity prices;
•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, authorized rates or recovery of gas costs and gas transportation costs;

•

impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming or changes in governmental policies and regulations due to climate change initiatives;
•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	actions by rating agencies concerning the credit ratings of us or our general partner;
•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the affects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas;
-	availability of additional storage capacity;
-	weather conditions; and
-	competitive developments by Canadian and U.S. natural gas transmission peers;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct pipelines without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;
•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing, storage, fractionation and transportation facilities;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report on Form 10-K. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKS-FE

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Years Ended December 31,
(Unaudited)	2007	2006	2007	2006
	(Thousands of dollars, except per unit amounts)
Revenues
Operating revenue	$1,877,313	$1,176,235	$5,831,558	$4,738,248
Cost of sales and fuel	1,618,244	959,326	4,935,665	3,894,700

Net Margin	259,069	216,909	895,893	843,548

Operating Expenses
Operations and maintenance	90,027	90,080	302,544	294,207
Depreciation and amortization	29,378	27,776	113,704	122,045
General taxes	9,946	8,548	34,812	31,567

Total Operating Expenses	129,351	126,404	451,060	447,819

Gain on Sale of Assets	15	81	1,950	115,483

Operating Income	129,733	90,586	446,783	511,212

Equity earnings from investments	24,933	23,133	89,908	95,883
Allowance for equity funds used during construction	5,852	1,694	12,538	2,205
Other income	2,632	1,871	7,502	6,510
Other expense	143	1,405	779	7,081
Interest expense	39,634	33,591	138,947	133,482

Income before Minority Interests and Income Taxes	123,373	82,288	417,005	475,247

Minority interests in income of consolidated subsidiaries	114	120	416	2,392

Income before income taxes	123,259	82,168	416,589	472,855
Income taxes	1,803	1,907	8,842	27,669

Income from Continuing Operations	121,456	80,261	407,747	445,186
Discontinued operations, net of tax	—	—	—	—

Net Income	$121,456	$80,261	$407,747	$445,186

Limited partners’ interest in net income:
Net income	$121,456	$80,261	$407,747	$445,186
General partners’ interest in net income	16,578	12,173	58,781	75,654

Limited Partners’ Interest in Net Income	$104,878	$68,088	$348,966	$369,532

Limited partners’ per unit net income:
Net income per unit	$1.27	$0.82	$4.21	$5.01

Number of Units Used in Computation (Thousands)	82,891	82,891	82,891	73,768

Supplemental Information (1):
EBITDA	$186,533	$141,961	$657,118	$728,569
Distributable cash flow	$119,996	$88,986	$466,014	$368,425
Distributable cash flow per unit	$1.25	$0.92	$4.92	$4.48

(1)	Reconciliations of non-GAAP financial measures are included in the financial tables attached to this release.

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31, 2007	December 31, 2006
Assets	(Thousands of dollars)

Current Assets
Cash and cash equivalents	$3,213	$21,102
Accounts receivable, net	577,989	298,602
Affiliate receivables	52,479	88,572
Gas and natural gas liquids in storage	251,219	198,141
Commodity exchanges and imbalances	82,037	53,433
Other	19,961	33,388

Total Current Assets	986,898	693,238

Property, Plant and Equipment
Property, plant and equipment	4,436,371	3,424,452
Accumulated depreciation and amortization	776,185	660,804

Net Property, Plant and Equipment	3,660,186	2,763,648

Investments and Other Assets
Investments in unconsolidated affiliates	756,260	748,879
Goodwill and intangible assets	682,084	689,751
Other	26,637	26,201

Total Investments and Other Assets	1,464,981	1,464,831

Total Assets	$6,112,065	$4,921,717

Liabilities and Partners’ Equity

Current Liabilities
Current maturities of long-term debt	$11,930	$11,931
Notes payable	100,000	6,000
Accounts payable	742,903	361,967
Affiliate payables	18,298	25,737
Commodity exchanges and imbalances	252,095	175,927
Other	136,664	89,471

Total Current Liabilities	1,261,890	671,033

Long-term Debt, net of current maturities	2,605,396	2,019,598

Deferred Credits and Other Liabilities	43,799	36,818

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	5,802	5,606

Partners’ Equity
General partner	58,415	54,373
Common units: 46,397,214 units issued and outstanding at December 31, 2007 and 2006	814,266	803,599
Class B units: 36,494,126 units issued and outstanding at December 31, 2007 and 2006	1,340,638	1,332,276
Accumulated other comprehensive loss	(18,141)	(1,586)

Total Partners’ Equity	2,195,178	2,188,662

Total Liabilities and Partners’ Equity	$6,112,065	$4,921,717

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(Unaudited)	2007	2006
	(Thousands of dollars)
Operating Activities
Net income	$407,747	$445,186
Depreciation and amortization	113,704	122,045
Allowance for equity funds used during construction	(12,538)	(2,205)
Minority interests in income of consolidated subsidiaries	416	2,392
Equity earnings from investments	(89,908)	(95,883)
Distributions received from unconsolidated affiliates	103,785	123,427
Gain on sale of assets	(1,950)	(115,483)
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts receivable	(232,870)	42,148
Inventories	(50,042)	19,093
Accounts payable and other current liabilities	361,013	7,697
Commodity exchanges and imbalances, net	41,997	20,129
Accrued taxes other than income	3,099	(6,358)
Accrued interest	9,069	23,445
Derivative financial instruments	3,028	(5,220)
Other assets and liabilities	44,984	22,805

Cash Provided by Operating Activities	701,534	603,218

Investing Activities
Investments in unconsolidated affiliates	(3,668)	(6,608)
Acquisitions	(299,560)	(1,396,893)
Proceeds from sale of assets	3,980	297,674
Capital expenditures (less allowance for equity funds used during construction)	(709,858)	(201,746)
Increase in cash and cash equivalents attributable to previously unconsolidated subsidiaries	—	7,496
Decrease in cash and cash equivalents attributable to previously consolidated subsidiaries	—	(22,039)

Cash Used in Investing Activities	(1,009,106)	(1,322,116)

Financing Activities
Cash distributions:
General and limited partners	(384,646)	(265,479)
Minority interests	(220)	(343)
Cash flow retained by ONEOK	—	(177,486)
Borrowing (repayment) of notes payable, net	94,000	(200,500)
Issuance of long-term debt, net of discounts	598,146	1,397,327
Long-term debt financing costs	(5,805)	(12,003)
Payment of long-term debt	(11,931)	(40,978)
Other financing activities	139	(3,628)

Cash Provided by Financing Activities	289,683	696,910

Change in Cash and Cash Equivalents	(17,889)	(21,988)
Cash and Cash Equivalents at Beginning of Period	21,102	43,090

Cash and Cash Equivalents at End of Period	$3,213	$21,102

Supplemental Cash Flow Information:
Cash Paid for Interest	$138,606	$86,290

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

ONEOK Partners, L.P. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended December 31,		Years Ended December 31,
(Unaudited)	2007	2006	2007	2006
	(Millions of dollars)
Natural Gas Gathering and Processing
Net margin	$117.1	$92.8	$366.5	$370.8
Operating costs	$39.0	$50.1	$135.4	$147.5
Depreciation and amortization	$11.6	$11.4	$45.1	$43.0
Operating income	$66.5	$31.2	$187.8	$180.6
Equity earnings from investments	$6.9	$6.2	$26.4	$22.6
Total gas gathered (BBtu/d)	1,177	1,182	1,171	1,168
Total gas processed (BBtu/d)	641	1,010	621	988
Natural gas liquids sales (MBbl/d)	39	43	38	42
Natural gas sales (BBtu/d)	287	288	281	302
Realized composite NGL sales price ($/gallon)	$1.31	$0.87	$1.06	$0.93
Realized condensate sales price ($/Bbl)	$85.16	$60.79	$67.35	$57.84
Realized natural gas sales price ($/MMBtu)	$6.24	$5.83	$6.21	$6.31
Realized gross processing spread ($/MMBtu)	$7.14	$4.51	$5.21	$5.05
Capital expenditures – growth	$4.3	$33.7	$64.8	$59.4
Capital expenditures – maintenance	$7.3	$11.0	$19.0	$21.6

Natural Gas Pipelines
Net margin	$61.4	$61.6	$241.1	$246.8
Operating costs	$26.6	$24.6	$96.6	$91.5
Depreciation and amortization	$8.1	$8.2	$32.4	$32.8
Operating income	$26.7	$28.9	$112.2	$237.3
Equity earnings from investments	$17.2	$16.8	$62.5	$72.8
Natural gas transported (MMcf/d)	3,639	3,664	3,579	3,634
Average natural gas price Mid-Continent region ($/MMBtu)	$5.97	$5.60	$6.05	$6.04
Capital expenditures – growth	$42.3	$10.2	$123.6	$28.5
Capital expenditures – maintenance	$6.0	$7.8	$15.3	$20.1

Natural Gas Liquids Gathering and Fractionation
Net margin	$50.5	$44.8	$205.8	$167.0
Operating costs	$21.3	$16.1	$70.7	$57.5
Depreciation and amortization	$5.6	$4.6	$23.1	$20.7
Operating income	$23.6	$24.1	$112.0	$88.8
Natural gas liquids gathered (MBbl/d)	246	211	228	206
Natural gas liquids sales (MBbl/d)	259	222	231	207
Natural gas liquids fractionated (MBbl/d)	385	314	356	313
Conway-to-Mont Belvieu OPIS average spread
Ethane/Propane mixture ($/gallon)	$0.07	$0.09	$0.06	$0.05
Capital expenditures – growth	$67.6	$4.8	$102.4	$7.0
Capital expenditures – maintenance	$12.7	$2.5	$21.2	$14.7

Natural Gas Liquids Pipelines
Net margin	$29.5	$16.1	$81.5	$60.4
Operating costs	$12.4	$5.0	$29.0	$19.3
Depreciation and amortization	$4.1	$3.0	$13.1	$12.0
Operating income	$13.1	$8.2	$39.5	$29.1
Equity earnings from investments	$0.8	$0.2	$1.0	$0.4
Natural gas liquids transported (MBbl/d)	305	201	299	200
Natural gas liquids gathered (MBbl/d)	92	66	81	60
Capital expenditures – growth	$159.2	$12.0	$359.5	$39.8
Capital expenditures – maintenance	$2.0	$4.8	$4.0	$9.5

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Years Ended December 31,
(Unaudited)	2007	2006	2007	2006
	(Thousands of Dollars)
Reconciliation of Net Income to EBITDA
Net income	$121,456	$80,261	$407,747	$445,186
Minority interests	114	120	416	2,392
Interest expense, net	39,634	33,591	138,947	133,482
Depreciation and amortization	29,378	27,776	113,704	122,045
Income taxes	1,803	1,907	8,842	27,669
Allowance for equity funds used during construction	(5,852)	(1,694)	(12,538)	(2,205)

EBITDA	$186,533	$141,961	$657,118	$728,569

Natural Gas Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$66,539	$31,207	$187,815	$180,615
Depreciation and amortization	11,555	11,444	45,099	43,032
Equity earnings from investments	6,881	6,176	26,399	22,616
Other income (expense)	96	177	(67)	2,873

EBITDA	$85,071	$49,004	$259,246	$249,136

Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$26,652	$28,853	$112,212	$237,330
Depreciation and amortization	8,134	8,154	32,380	32,841
Equity earnings from investments	17,212	16,773	62,487	72,835
Other income (expense)	87	163	117	378

EBITDA	$52,085	$53,943	$207,196	$343,384

Natural Gas Liquids Gathering and Fractionation Reconciliation of Operating Income to EBITDA
Operating income	$23,562	$24,123	$111,976	$88,779
Depreciation and amortization	5,609	4,604	23,134	20,738
Equity earnings from investments	—	—	—	—
Other income (expense)	(146)	141	(717)	236

EBITDA	$29,025	$28,868	$134,393	$109,753

Natural Gas Liquids Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$13,066	$8,155	$39,460	$29,086
Depreciation and amortization	4,072	2,988	13,062	12,035
Equity earnings from investments	840	184	1,022	432
Other income (expense)	20	58	(133)	139

EBITDA	$17,998	$11,385	$53,411	$41,692

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ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2007 Results

Feb. 25, 2008

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF DISTRIBUTABLE CASH FLOW NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Years Ended December 31,
(Unaudited)	2007	2006	2007	2006
	(Thousands of dollars, except per unit amounts)
Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$186,533	$141,961	$657,118	$728,569
Gain on sale of assets	(15)	(81)	(1,950)	(115,483)
Interest expense, net	(39,634)	(33,591)	(138,947)	(133,482)
Maintenance capital	(28,146)	(26,246)	(59,589)	(67,005)
Distributions to minority interests	(73)	—	(220)	(343)
Equity earnings from investments	(24,933)	(23,133)	(89,908)	(95,883)
Distributions received from unconsolidated affiliates	26,641	30,218	103,785	123,427
Distributable cash flow to ONEOK for partial year ownership	—	—	—	(85,817)
Current income tax expense and other	(377)	(142)	(4,275)	14,442

Distributable Cash Flow	$119,996	$88,986	$466,014	$368,425

Distributions to General Partner	(16,172)	(12,442)	(58,469)	(38,034)

Distributable Cash Flow to Limited Partners	$103,824	$76,544	$407,545	$330,391

Distributable Cash Flow per Limited Partner Unit	$1.25	$0.92	$4.92	$4.48

Number of Units Used in Computation (Thousands)	82,891	82,891	82,891	73,768